Exhibit 10.25

February 28, 2003

Mr. Thomas N. Chewning

Executive Vice President and

Chief Financial Officer

Dominion Resources, Inc.

120 Tredegar Street

Richmond, Virginia 23219

Dear Tom:

The purpose of this letter agreement is to consolidate several existing agreements currently in place between you and the Company.

The Board of Directors recognizes that you have entered into an Employment Continuity Agreement with the Company, which provides benefits under certain circumstances in the event of a change in control of the Company. This agreement is not intended to alter such agreement in any way. You and the Company agree that, effective as of the execution of this Agreement, any prior employment agreements between you and the Company (other than the Employment Continuity Agreement) are null and void. The term “employment agreement” as used in the preceding sentence does not include any company retirement, incentive or benefit plan or program in which you participate.

A.    Enhanced Retirement Benefits.

(i)	If you attain age 55 while employed by the Company, your retirement benefits under the Company’s Pension Plan and Benefit Restoration Plan will be computed based on the greater of (A) your years of credited service (as determined pursuant to the terms of the Pension Plan), or (B) twenty-five (25) years of credited service. Upon the earlier of (i) your attainment of age 60 while employed by the Company, or (ii) the date upon which Thos. E. Capps ceases to be the Chief Executive Officer of the Company, your retirement benefits under the Company’s Pension Plan and Benefit Restoration Plan will be computed at such date, and at any time thereafter, based on the greater of (A) your years of credited service (as determined pursuant to the terms of the Pension Plan), or (B) thirty (30) years of credited service. Any supplemental benefit to be provided under this section will be provided as a supplemental benefit under this Agreement and will not be provided directly from the Pension Plan. Any

Mr. Thomas N. Chewning

February 28, 2003

deemed credited service under the Employment Continuity Agreement shall be credited in addition to this provision.

(ii)	You are eligible for a lifetime benefit under the Company’s Executive Supplemental Retirement Plan (“ESRP”). The ESRP benefit will be computed as an equal periodic payment for 120 months according to the ESRP document. However, this periodic payment will be payable for your lifetime (or for 120 payments, if longer), or in a lump sum at retirement. If you should die prior to your retirement from the Company, your beneficiary under the ESRP will receive a lump-sum cash payment equal to the vested lifetime benefit under the ESRP as if you retired on the date of your death.

If you should die following your retirement from the Company and you elected to receive your ESRP benefit in the form of a lifetime annuity, your beneficiary will receive a payment equal to the lifetime ESRP lump sum benefit (calculated at your retirement date) minus the total annuity payments paid from your retirement date to your date of death.

B.    Non-Compete Agreement.

Because of your valuable knowledge and experience, the Company wishes to ensure that your employment with the Company will continue and that your services will not be available to a competitor.

Subject to the terms and conditions set forth below, the Company agrees that upon your retirement from the employ of the Company, you will be eligible for a lump sum cash payment equal to your annual base salary in effect at the time of your retirement. This payment will be made net of all applicable withholding taxes as soon as practicable following your retirement. The lump sum cash payment is in addition to any retirement or other benefits described above and any benefits under the Employment Continuity Agreement.

In consideration for the promise of this supplemental payment, you agree that during your employment with the Company and for a period of two years following your retirement, you will not, directly or indirectly, own, manage, operate, control, be employed by, or advise any other business that engages in activities in competition with the Company in the generation, distribution or sale of energy (a) in any state in which the Company is at the time carrying on such business and (b) in any state in which the Company is at the time actively negotiating to enter the business of the generation, distribution or sale of energy.

Mr. Thomas N. Chewning

February 28, 2003

You further agree that during your employment with the Company and for a period of two years following your retirement, you will not solicit or attempt to solicit any employees or customers of the Company, or other persons or entities with or through whom the Company has done business, for the purpose of providing goods and services or engaging in activities in competition with the Company. You specifically agree that during the period of your employment with the Company and for two years following your retirement, (a) you will not solicit, aid or encourage, directly or indirectly any employees of the Company to leave the Company or work elsewhere, and (b) you will not solicit, aid or encourage, directly or indirectly, any of the Company’s customers to move their business from the Company or to place business elsewhere.

C.    Payments

Any payment made under this Section B will be paid from the Dominion Resources, Inc. Executive Security Trust and/or the general assets of the Company as and when due. No promises under this Agreement will be secured by any specific assets of the Company, nor will any assets of the Company be designated as attributable or allocated to the satisfaction of any such promises.

D.    Signatures.

If you agree with the terms and conditions set forth above, please indicate your acceptance by signing and returning one copy of this letter to me. You should retain the other copy for your records.

Sincerely yours,

/s/    THOS. E. CAPPS

Thos. E. Capps

Chairman of the Board and

Chief Executive Officer

Accepted:	/s/ THOMAS N. CHEWNING
Thomas N. Chewning

Date:	2/28/03